NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group, Ltd. Announces Tender Offer for its 6.60% Fixed to Floating Rate Long Term Subordinated Notes (LoTSSM)

HAMILTON, Bermuda – March 19, 2009 -- Everest Re Group, Ltd. (NYSE: RE) today announced the commencement of a cash tender offer for any and all of the 6.60% Fixed to Floating Rate Long Term Subordinated Notes (“LoTSSM”) due 2067. The LoTSSM were issued in 2007 and $400 million principal amount of LoTSSM are outstanding.

Upon the terms and subject to the conditions of the tender offer, Everest Reinsurance Holdings, Inc., an indirect, wholly-owned subsidiary of Everest Re Group, Ltd. and the issuer of the LoTSSM, will pay holders $500 per $1,000 principal amount of LoTSSM validly tendered and not validly withdrawn pursuant to the tender offer. In addition, holders whose LoTSSM are accepted for purchase pursuant to the tender offer will be paid accrued and unpaid interest on the purchased LoTSSM from the last interest payment date to, but not including, the settlement date for the tender offer. Payment will be made on the New York City business day immediately following the expiration of the tender offer, or promptly thereafter. The tender offer will expire at 5:00 p.m., New York City time, on March 26, 2009, unless extended or earlier terminated by Everest Reinsurance Holdings, Inc. This press release is not a call notice with respect to the LoTSSM, which are not scheduled to mature until 2067.

The tender offer is not conditioned upon the tender of any minimum principal amount of LoTSSM but is subject to certain other conditions.

Additional terms and conditions of the tender offer are set out in the Offer to Purchase dated March 19, 2009, and the related Letter of Transmittal, that is being sent to holders of the LoTSSM. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect). Banc of America Securities LLC is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Banc of America Securities LLC at (888) 654-8637 (toll-free) or (212) 449-4914 (collect).

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell the LoTSSM. The tender offer to buy the LoTSSM is only being made pursuant to the tender offer documents, including the Offer to Purchase. The tender offer is not being made to holders of LoTSSM in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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